Exhibit 99.1

Evofem Biosciences Announces Financial Results for the First Quarter of 2023

– Increased net product revenue 37% in the first quarter of 2023 vs. prior year quarter –

– Reduced operating expenses 72% –

– Decreased loss from operations by 88% –

– Reaffirms path to positive EBITDA –

SAN DIEGO, CA, June 16, 2023 —Evofem Biosciences, Inc. (OTCQB: EVFMD) today announced financial results for the first quarter of 2023, including growth in net product sales of its hormone-free prescription contraceptive gel, Phexxi® (lactic acid, citric acid and potassium bitartrate).

Highlights for and since the quarter include:

●	Increased Phexxi net product sales 37% to $5.8 million.

●	Reduced total operating expenses 72% to $9.4 million.

○	Implemented measures in March 2023 to further decrease operating expenses.

●	Loss from operations decreased 88% to $3.6 million.

●	On track to be EBITDA break-even on a quarterly basis by year-end 2023.

“In the first quarter of 2023, our lean, focused team again delivered solid Phexxi sales through a combination of targeted promotion to the right healthcare providers in covered territories, coverage wins for Phexxi with payers nationwide, and lower utilization of the Phexxi co-pay card which directly reflects that improved coverage. We also have the benefit of a committed and loyal prescriber and patient base due to our past, focused marketing efforts,” said Saundra Pelletier, CEO of Evofem Biosciences.

“Our expenses are better aligned with the revenue needed to move the Company forward, and we are on track to achieve our key goals for 2023: to further increase Phexxi access, deliver our third consecutive year of Phexxi net revenue growth, and achieve EBITDA break-even on a quarterly basis by the end of this year. We expect continued execution of our strategy will help enable us to achieve positive cashflow in 2024.”

Financial Results

For the three months ended March 31, 2023, net product sales were $5.8 million compared to $4.3 million in the prior year period. The 37% increase was primarily due to ex-factory unit sales growth and net sales growth driven by gross-to-net initiatives implemented since April 1, 2022.

Total operating expenses decreased 72% to $9.4 million, compared to $33.2 million in the prior year period.

●	We decreased selling and marketing costs by 70% to $3.9 million, compared to $12.7 million in the prior year. The decrease largely reflects lower media and marketing costs and reduced headcount.

●	Our research and development costs decreased 95% to $0.5 million, compared to $10.4 million in the prior year period.

●	Our general and administrative costs decreased 60% to $3.6 million, compared to $9.0 million in the prior year.

As a result, net loss attributable to common stockholders improved to $(2.4) million, or $(1.85) per share, for the three months ended March 31, 2023, compared with a net loss of $(32.0) million, or $(360.25) per share, for the three months ended March 31, 2022.

Liquidity

At March 31, 2023, we had $1.5 million of restricted and unrestricted cash, as compared to $4.8 million of restricted and unrestricted cash at December 31, 2022.

Subsequent Material Events

●	Appointed Ivy Zhang as Chief Financial Officer and Secretary effective April 13, 2023.

●	Effectuated a shareholder-approved reverse split on May 18, 2023.

●	On June 1, 2023, Evofem filed a patent infringement suit against Padagis Israel Pharmaceuticals Ltd. in a federal district court, triggering an automatic 30-month stay which will prevent the FDA from issuing final approval of the Abbreviated New Drug Application (ANDA) filed by Padagis to manufacture, use, or sell a generic version of Phexxi in the U.S. until the expiration of the stay. We intend to vigorously defend our intellectual property rights relating to Phexxi.

About Evofem Biosciences

Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 27, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

— Financial Tables Follow —

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$639	$2,769
Restricted cash	895	1,207
Trade accounts receivable, net	7,404	1,126
Total current liabilities	79,808	93,830
Total liabilities	82,435	96,963
Total stockholders’ deficit	(56,401)	(71,800)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$26,034	$25,163

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Product sales, net	$5,809	$4,251

Operating expenses:
Cost of goods sold	1,376	1,066
Research and development	540	10,391
Selling and marketing	3,854	12,705
General and administrative	3,618	9,018
Total operating expenses	9,388	33,180
Loss from operations	(3,579)	(28,929)
Other income (expense):
Interest income	18	1
Other expense	(318)	(471)
Loss on issuance of financial instruments	(84)	(852)
Change in fair value of financial instruments	1,612	(1,634)
Total other income (expense), net	1,228	(2,956)
Loss before income tax	(2,351)	(31,885)
Income tax expense	(3)	(3)
Net loss	(2,354)	(31,888)
Convertible preferred stock deemed dividends	—	(81)
Net loss attributable to common stockholders	$(2,354)	$(31,969)
Net loss per share attributable to common stockholders, basic and diluted	$(1.85)	$(360.25)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	1,271,524	88,741